The securities offer the opportunity for investors to earn a Contingent
Quarterly Coupon but only if the Commodity Price or the Final Commodity Price, as applicable, on the applicable Review Date is greater than or equal to 85% of the Initial Commodity Price, which we refer to as the Downside Threshold Level.
However, if the Commodity Price or the Final Commodity Price, as applicable, is less than the Downside Threshold Level on any Review Date, investors will not receive any Contingent Quarterly Coupon for that quarterly period. In addition, if, on any of the first three Review Dates, the Commodity Price is greater than or equal to the Initial Commodity Price, the securities will be automatically redeemed for an amount per security equal to the Stated Principal Amount plus the Contingent Quarterly Coupon with respect to the related Review Date.
However, if the securities are not automatically redeemed prior to maturity, the Payment at Maturity due on the securities will be determined as follows:
(i) if the Final Commodity Price is greater than or equal to the Downside
Threshold Level, investors will receive the Stated Principal Amount plus the
Contingent Quarterly Coupon with respect to the Final Review Date, or (ii) if the Final Commodity Price is less than the Downside Threshold Level, investors will be exposed to the decline in the Underlying Commodity on a 1 to 1 basis and will receive a Payment at Maturity that is less than 85% of the Stated
Principal Amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no
Contingent Quarterly Coupons over the term of the securities. Investors will not participate in the appreciation of the Underlying Commodity.
Unsecured obligations of Morgan Stanley maturing May 13, 2015.
The securities are expected to price on April 25, 2014 and are expected to settle on April 30, 2014. The securities will be issued in denominations of
$1,000 per security and integral multiples thereof.
All payments are subject to the credit risk of Morgan Stanley. If Morgan
Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Fees and Commissions:
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley and Co. LLC, the agent, a fixed sales commissionof 1% for each security it sells.
In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan
Stanley and Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

KEY TERMS
Issuer                              Morgan Stanley
Underlying Commodity                Palladium
Automatic Early Call                If the Commodity Price on any of the first three Review Dates is greater than or equal to the
 Initial Commodity Price, the securities will be automatically called for a fixed cash payment per security (the "Call Price") on the third business day following such
 Review Date (the "Call Date"). The Call Price will be an amount per security equal to (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the related Review Date.
                                    If, on any Review Date, the Closing Price or the Final Commodity Price, as applicable, is greater than or equal to the Downside Threshold Level, we will pay a
Contingent Quarterly Coupon         Contingent Quarterly Coupon of $25.50 per security on the related Contingent Payment Date.
                                    If, on any Review Date, the Closing Price or the Final Commodity Price, as applicable, is less than the Downside Threshold Level, no Contingent Quarterly Coupon
                                    will be paid with respect to that Review Date.
Payment at Maturity                 At maturity, if the securities have not previously been called, investors will receive for each security they hold an amount of cash that will vary depending on the Final
                                    Commodity Price, equal to:
                                    []  If the Final Commodity Price is greater than or equal to the Downside Threshold Level: (i)
 the Stated Principal Amount plus (ii) the Contingent Quarterly
                                        Coupon with respect to the Final Review Date, or
                                    []  If the Final Commodity Price is less than the Downside Threshold Level, which means it has declined by more than 15% from the Initial Commodity Price:
                                        $1,000 + ($1,000 Commodity Percent Change).
                                    In this scenario, investors will be fully exposed to the negative performance of the Underlying
 Commodity, and will lose 1% of their principal amount for
                                    every 1% decline in the Final Commodity Price from the Initial Commodity Price. For example, if the Final Commodity Price declines by 50% from the Initial
                                    Commodity Price, investors will lose 50% of their principal.
Downside Threshold Level            $ , which is equal to 85% of the Initial Commodity Price
Review Dates                        August 8, 2014, November 10, 2014, February 9, 2015 and May 8, 2015. We also refer to May 8,
 2015 as the Final Review Date.
Contingent Payment Dates            With respect to each Review Date other than the Final Review Date, the third business day after the related Review Date. The payment of the Contingent Quarterly
                                    Coupon, if any, with respect to the Final Review Date will be made on the Maturity Date.
Call Date                           The third business day following the applicable Review Date.
Commodity Percent Change            The percentage change from the Initial Commodity Price to the Final Commodity Price, calculated as follows:
                                    (Final Commodity Price -- Initial Commodity Price) / Initial Commodity Price
Initial Commodity Price             The Commodity Price on the Pricing Date.
Final Commodity Price               The arithmetic average of the Commodity Prices on each of the five Averaging Dates.
Commodity Price                     On any day, the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium
                                    Market ("LPPM") authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.
Averaging Dates                     May 1, 2015, May 5, 2015, May 6, 2015, May 7, 2015 and May 8, 2015
Maturity Date                       May 13, 2015
Listing                             The securities will not be listed on any securities exchange
CUSIP / ISIN                        61762GBK9 / US61762GBK94
Estimated Value on the Pricing Date Approximately $968.50 per security, or within $10.00 of that estimate. See "Summary of Pricing
 Supplement" in the accompanying preliminary pricing supplement.

KEY RISKS / CONSIDERATIONS
[] The securities do not guarantee the payment of regular interest or the return of any payment at maturity. You could lose your entire initial investment in the securities.
[] Appreciation potential is limited.
[] The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.
[] Investments linked to a single commodity are subject to sharp fluctuations in Commodity Prices, and the price of Palladium may change unpredictably and affect the value of the securities in unforeseeable ways.
[] The amount payable on the securities is not linked to the performance of the
Underlying Commodity at any time other than the Review Dates and the Averaging
Dates.
[] Investing in the securities is not equivalent to investing in the Underlying
Commodity.
[] Legal and regulatory changes could adversely affect the return on and value of the securities.
[] The securities will not be listed on any securities exchange and secondary trading may be limited.
[] Additional risk factors can be found in the accompanying preliminary pricing supplement and the following pages of this document .

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the Commodity Prices on each of the Review Dates and the Final
Commodity Price, as applicable.
Diagram #1: Automatic Early Call (Starting in August 2014)

First Three Review Dates

Compare Commodity Price against the Initial Commodity Price and the Downside
Threshold Level until the Averaging Dates or any earlier call.

The Commodity Price
                              The securities are automatically called and you
will receive (i) the Stated is greater
                            Principal Amount plus (ii) the Contingent Quarterly
Coupon with respect to the than or equal to the related Review Date.
Initial Commodity
Initial You will not receive any further payment on the securities once they are called.
Price
Commodity Price

                            The securities are not automatically called. If the
Commodity Price is greater The Commodity Price than or equal to the Downside
Threshold Level, you will receive a Contingent is less than the Initial
Quarterly Coupon. If the Commodity Price is less than the Downside Threshold
Commodity Price Level, you will not receive any Contingent Quarterly Coupon.
Proceed to the next Review Date.

Diagram #2: Payment at Maturity if No Automatic Early Call Occurs

First Three Review
                               Averaging Dates Payment at Maturity Dates
The Commodity Price is less than the Initial Commodity
Price on each of the first three (i) The Stated Principal Amount Review Dates.
The Final Commodity Price is greater than plus (ii) the Contingent Quarterly or equal to the Downside Threshold Level Coupon with respect to the Final Review
Date

Proceed to Maturity $1,000 + ($1,000 x Commodity Percent Change)
The Final Commodity Price is less than
                                      In this scenario, the Payment at the
Downside Threshold Level
Maturity will be less than 85% of the Stated Principal Amount and could be zero.

Risk Factors

THE SECURITIES DO NOT GUARANTEE THE RETURN OF ANY PRINCIPAL AT MATURITY — The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically called prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the arithmetic average of the Commodity Prices on five Averaging Dates, which we refer to as the Final Commodity Price.  If the Final Commodity Price has declined by more than 15% from the Initial Commodity Price, you will be fully exposed to the negative performance of the Underlying Commodity, and will lose 1% of your Stated Principal Amount for every 1% decline in the Final Commodity Price from the Initial Commodity Price.  For example, if the Final Commodity Price declines by 50% from the Initial Commodity Price, you will lose 50% of your principal.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

THE CONTINGENT QUARTERLY COUPON, IF ANY, IS BASED SOLELY ON THE COMMODITY PRICE ON THE APPLICABLE REVIEW DATE OR THE FINAL COMMODITY PRICE, AS APPLICABLE — Whether a Contingent Quarterly Coupon will be paid with respect to a Review Date will be based on the Commodity Price or the Final Commodity Price, as applicable, on the applicable Review Date.  As a result, you will not know whether you will receive a Contingent Quarterly Coupon until the related Review Date.  Moreover, because the Contingent Quarterly Coupon is based solely on the Commodity Price on a specific Review Date or the Final Commodity Price, as applicable, if such Commodity Price or Final Commodity Price is less than the Downside Threshold Level, you will not receive any Contingent Quarterly Coupon with respect to such Review Date, even if the Commodity Price of the Underlying Commodity was higher on other days during the term of the securities.

YOU WILL NOT RECEIVE ANY CONTINGENT QUARTERLY COUPON FOR ANY QUARTERLY PERIOD WHERE THE COMMODITY PRICE ON THE APPLICABLE REVIEW DATE OR THE FINAL COMMODITY PRICE, AS APPLICABLE, IS LESS THAN THE DOWNSIDE THRESHOLD LEVEL — A Contingent Quarterly Coupon will be paid with respect to a quarterly period only if the Commodity Price or the Final Commodity Price, as applicable, on the applicable Review Date is greater than or equal to the Downside Threshold Level.  If the Commodity Price or the Final Commodity Price, as applicable, remains below the Downside Threshold Level on each Review Date over the term of the securities, you will not receive any Contingent Quarterly Coupons.

INVESTORS WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE UNDERLYING COMMODITY  — Investors will not participate in any appreciation in the price of the Underlying Commodity from the Initial Commodity Price, and the return on the securities will be limited to the Contingent Quarterly Coupons, if any, that are paid with respect to each Review Date on which the Commodity Price on the relevant Review Date (in the case of the first three Review Dates) or the Final Commodity Price (in the case of the Final Review Date) is greater than or equal to the Downside Threshold Level.  It is possible that the Commodity Price and/or the Final Commodity Price could be below the Downside Threshold Level on most or all of the Review Dates so that you will receive few or no Contingent Quarterly Coupons.  If you do not earn sufficient Contingent Quarterly Coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

THE MARKET PRICE OF THE SECURITIES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the market price of the Underlying Commodity on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the Underlying Commodity, the securities will trade differently from the Underlying Commodity.  Factors that may influence the value of the securities include:
•
the market price of the Underlying Commodity and the price of the futures contracts on the Underlying Commodity, including in relation to the Initial Commodity Price and the Downside Threshold Level, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•	trends of supply and demand for the Underlying Commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the Underlying Commodity;
•	interest and yield rates in the market;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the price of the Underlying Commodity;
•	the time remaining until the next Review Date and the maturity of the securities; and
•	any actual or anticipated changes in our credit ratings or credit spreads.
In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity and a sale of the securities prior to maturity may result in a loss. For example, you may have to sell your securities at a substantial loss if on that date the Commodity Price is below the Downside Threshold Level.

You cannot predict the future prices of the Underlying Commodity based on its historical prices.  If the securities are not called prior to maturity and the Final Commodity Price declines by more than 15% from the Initial Commodity Price, you will be fully exposed to any decline in the Final Commodity Price from the Initial Commodity Price and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the securities will be called prior to maturity or that the Final Commodity Price will be greater than or equal to the Downside Threshold Level such that you will receive at maturity an amount that is greater than the principal amount of your investment.

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES — You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

THE RETURN ON THE SECURITIES IS LINKED TO A SINGLE COMMODITY, AND THE PRICE OF PALLADIUM MAY CHANGE UNPREDICTABLY AND AFFECT THE VALUE OF THE SECURITIES IN UNFORESEEABLE WAYS — Investments, such as the securities, linked to the price of a single commodity, such as palladium, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries. Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices. The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries.  The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The Payment at Maturity on the securities is linked exclusively to the price of palladium and not to a diverse basket of commodities or a broad-based commodity index.  The price of palladium may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of palladium may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

2

Risk Factors

THE AMOUNT PAYABLE ON THE SECURITIES IS NOT LINKED TO THE PERFORMANCE OF THE UNDERLYING COMMODITY AT ANY TIME OTHER THAN THE REVIEW DATES AND THE AVERAGING DATES, AS APPLICABLE  –  Whether the securities will be called on any Call Date, whether a Contingent Quarterly Coupon will be payable with respect to any Review Date and, if the securities have not been called prior to maturity, the amount payable on the securities at maturity will be based on the Commodity Price on the relevant Review Date and the Averaging Dates, as applicable.  Even if the Underlying Commodity appreciates prior to a Review Date or the Averaging Dates, but then drops by such Review Date or Averaging Dates, as applicable: (i) with respect to any of the first three Review Dates, the securities may not be called, (ii) with respect to any of the Review Dates, a Contingent Quarterly Coupon may not be payable and (iii) with respect to the Averaging Dates, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the performance of the Underlying Commodity prior to such drop.  Although the actual Commodity Price on the maturity date or at other times during the term of the securities may be higher than the Commodity Price on the Review Dates or the Averaging Dates, the payout on the securities will be based solely on the Commodity Price on the Review Dates or the Averaging Dates, as applicable.

THE AUTOMATIC CALL FEATURE MAY LIMIT THE TERM OF YOUR INVESTMENT TO THREE MONTHS  –  The term of your investment in the securities may be limited to as short as approximately three months by the automatic early call feature of the securities.  If the securities are called prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

THE SECURITIES WILL NOT BE LISTED AND SECONDARY TRADING MAY BE LIMITED — The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

HEDGING AND TRADING ACTIVITY BY THE CALCULATION AGENT AND ITS AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Commodity), including trading in futures contracts on the Underlying Commodity, and possibly in other instruments related to the Underlying Commodity.  Some of our subsidiaries also trade the Underlying Commodity and other financial instruments related to the Underlying Commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the Pricing Date could increase the Initial Commodity Price and, as a result, could increase the level greater than or equal to which the Commodity Price must be on any of the first three Review Dates in order for the securities to be automatically called prior to maturity and the level greater than or equal to which the Commodity Price or the Final Commodity Price, as applicable, must be on any of the Review Dates in order for a Contingent Quarterly Coupon to be payable or, if the securities are not called prior to maturity, the level greater than or equal to which the Final Commodity Price must be so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the Underlying Commodity on the Review Dates and the Averaging Dates and, accordingly, whether the securities are automatically called prior to maturity and whether a Contingent Quarterly Coupon is payable with respect to each Review Date and, if the securities are not called prior to maturity, the amount of cash, if any, you receive at maturity.

THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US.  BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES– Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.
The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.
However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the Issue Date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE– These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

THE CALCULATION AGENT, WHICH IS A SUBSIDIARY OF THE ISSUER, WILL MAKE DETERMINATIONS WITH RESPECT TO THE SECURITIES — As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the Initial Commodity Price (and, as a result the Downside Threshold Level), the Commodity Price on each Review Date, the Final Commodity Price, whether the Commodity Price on any of the first three Review Dates is greater than or equal to the Initial Commodity Price and therefore whether the securities will be called following such Review Date, whether the Commodity Price on any of the Review Dates is greater than or equal to the Downside Threshold Level and therefore whether a Contingent Quarterly Coupon will be payable on any Contingent Payment Date and the Maturity Date, whether a market disruption event has occurred, and, if the securities are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any Commodity Price in the event of a market disruption event, may adversely affect the payout to you on the securities.  In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

LEGAL AND REGULATORY CHANGES COULD ADVERSELY AFFECT THE RETURN ON AND VALUE OF YOUR SECURITIES — Futures contracts and options on futures contracts, including those related to the Underlying Commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.
For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

3

Risk Factors

INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN FUTURES CONTRACTS OR IN FORWARD CONTRACTS ON PALLADIUM — Investing in the securities is not equivalent to investing in palladium or in futures contracts or in forward contracts on palladium.  By purchasing the securities, you do not purchase any entitlement to palladium, or futures contracts or forward contracts on palladium.  Further, by purchasing the securities, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts or forward contracts on palladium.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity and, therefore, the value of the securities.

THERE ARE RISKS RELATING TO TRADING OF METALS ON THE LONDON PLATINUM AND PALLADIUM MARKET — Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of palladium will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

UNITED STATES FEDERAL TAX CONSEQUENCES.  Please read the discussion of United States federal tax consequences, and any related risk factors, in the preliminary pricing supplement describing the terms of the securities.

You can review a graph setting forth the historical performance of the Underlying Commodity in the preliminary pricing supplement describing the terms of the securities. The historical performance of the Underlying Commodity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the Underlying Commodity at any time, including on the Review Dates and the Averaging Dates.

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Important Information

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The information provided herein was prepared by sales, trading, or other non-research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author’s and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or others in the Firm.

Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 975 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under applicable law) from Morgan Stanley with respect to an employee benefit plan or to any person acting as a Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as “prime broker” and lender for a number of hedge funds. As a result, Morgan Stanley may indirectly benefit from increases in investments in hedge funds. Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication.

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